Document must be filed electronically. Paper documents will not be accepted. Document processing fee Fees & forms/cover sheets are subject to change. To access other information or print copies of filed documents, visit www.sos.state.co.us and select Business.	$25.00	Colorado Secretary of State Date and Time: 05/07/2011 11:30 AM ID Number: 20071474657 Document number: 20111270815 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20071474657

1. Entity name:	Kurrant Mobile Catering, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if applicable)

3. U se of Restricted Words
(if any of these terms are contained in an entity name,	☐"bank" or "trust" or any derivative thereof
true name of an entity, trade name or trademark	☐"credit union" ☐"savings and loan"
stated in this document, mark the	☐"insurance", "casualty", "mutual", or "surety"
applicable box):

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: __________________________________
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. (Optional) Delayed effective date: ____________________________________________________
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s)	Dlamy Diane D
causing the document to be delivered for filing:	(Last) (First) (Middle) (Suffix)

8965 W Cornell Place
(Street name and number or Post Office information)

Lakewood CO 80227
(City) (State) (Postal/Zip Code)

United States
(Province - if applicable)	(Country—if not US)

(The document need not state the true name and address of more than one individual. However, ifyou wish to state the name and address of any additional individuals causing the document to be deliveredfor filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

ARTICLES OF INCORPORATION OF
KURRANT MOBILE CATERING, INC.

Pursuant to the provisions of the Colorado Revised Statutes, as amended, the undersigned corporation enacts the following Amendment to the Articles of Incorporation:

1.	The name of the corporation is:

KURRANT MOBILE CATERING, INC.

2.
The following amendment to the Articles of Incorporation was approved by thedirectors on the 6th day of May, 2011, and thereafter duly adopted by the shareholders of the Corporation on the 5th May, 2011.

Article II. Authorized Shares. Section 1. Number. Article II Section 1 shall be deleted in its entirety and Section 1 under Article II shall be as follows:

Section 1. Number. The aggregate number of shares which the Corporation shall have authority to issue is One Billion (1,000,000,000) Common Shares of one class with unlimited voting rights, all with a par value of $0,001 per share, and One Million (1,000,000) Preferred Shares, all with a par value of $0,001 per share, to have such classes and preferences as the Board of Directors may determine from time to time.

3.	The effective date of this Amendment to the Articles of Incorporation shall be uponfiling.